Exhibit 99.1

Contact:

Anna Chagnon

President and CEO

Bitstream Inc.

617.520.8619

Bitstream Creates Special Committee to Select Financial Advisor

Marlborough, Massachusetts — September 17, 2010 — Bitstream Inc. (NASDAQ:BITS) announced the creation by its Board of Directors of a Committee to select a financial advisor to advise the Company with respect to business opportunities and enhancing shareholder value. The Committee is comprised of three directors, namely, Jonathan H. Kagan (Chairman of the Committee), Amos Kaminski (who is also the Chairman of the Board of Directors) and Melvin L. Keating.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email, and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.

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Bitstream is a registered trademark and the Bitstream logo is a trademark of Bitstream Inc. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.